Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT: Elise A. Garofalo Director of Investor Relations 302-778-8227

GrafTech Reaffirms 2003 Guidance; Provides 2004 Outlook

        Wilmington, DE – September 21, 2003 – GrafTech International Ltd. (NYSE:GTI) today reaffirms 2003 earnings guidance and establishes 2004 earnings guidance. For the 2003 third quarter, earnings per diluted share is expected to be $0.05-$0.07 and 2003 annual earnings per diluted share is expected to be $0.21-$0.26 (estimates exclude restructuring charges, gain/loss on sale of discontinued operations and other income/expense net, see attached reconciliation). Net sales in 2003 are expected to be $700 million as compared to $596 million in 2002. For 2004, GTI expects earnings per diluted share to be $0.60-$0.75, the same as the current 2004 earnings estimate range on First Call, even after the issuance of 16,000,000 shares of common stock in the equity offering announced today, the proceeds of which will be used to repay debt.

        GTI expects to report $695 — $705 million of net debt (see reconciliation at end of release) at September 30, 2003. During the 2003 fourth quarter, GTI expects to generate up to $30 million of cash from operations, before approximately $10 million of capital expenditures. In addition, during the 2003 fourth quarter, GTI expects to generate $10 million of net cash proceeds from asset sales. Asset sales are now expected to total $30 million in 2003, exceeding the previous guidance of $25 million. As a result, GTI is targeting 2003 year end net debt to be between $665-$675 million (see reconciliation at end of release). The Company expects to use proceeds from its announced equity offering to further reduce debt.

        GTI plans to report 2003 third quarter earnings on October 23, 2003 and host a conference call at 11:00 am (EST) the same day. The dial-in number for both domestic and international callers is (303)205-0033. There will be a replay offered for 72 hours following the call: (303)590-3000; pass code: 553503. The replay of the conference call will also be available on our website at www.graftech.com within 2 days of the call.

        This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering of our securities shall be made only by means of a prospectus contained in the registration statement filed with and declared effective by the SEC.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in more than 70 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics.

        NOTE ON FORWARD-LOOKING STATEMENTS: This news release and any related calls or discussions may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future production and sales of products that incorporate our products or that are produced using our products; future prices and sales of and demand for our products; future operational and financial performance of various businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; corporate and business projects; legal matters; consulting projects; potential offerings, sales and other actions regarding debt or equity securities; and future asset sales, costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions or end market conditions for our products may not improve or may worsen; the possibility that anticipated additions to capacity for producing steel in electric arc furnaces may not occur or reductions in graphite electrode manufacturing capacity may not continue or that increases in graphite electrode manufacturing capacity may occur; the possibility that increased production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or prices or sales volumes of graphite electrodes; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in aluminum smelting; the possibility that anticipated additions to aluminum smelting capacity using graphite cathodes may not occur or that increased production of graphite cathodes by competitors may occur; the possibility that increased production of aluminum or stable production of graphite cathodes by competitors may not result in stable or increased demand for or prices or sales volume of graphite cathodes; the possibility that actual graphite electrode prices in 2004 may be different than current spot prices; the possibility of delays in or failure to achieve widespread commercialization of fuel cells which use our products or that manufacturers of such fuel cells may obtain those products from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved products; the possibility of delays in meeting or failure to meet contractually specified or other product development milestones or delays in expanding or failure to expand our manufacturing capacity to meet growth in demand, if any; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated events or circumstances relating to antitrust investigations or lawsuits or to lawsuits initiated by us against our former parents; the possibility that expected cost savings will not be fully realized; or that anticipated asset sales may be delayed or may not occur or result in anticipated proceeds; the possibility that the anticipated benefits from corporate realignment or organizational refinements may be delayed or may not occur or that our provision for income taxes and effective income tax rate may fluctuate significantly; the occurrence of unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, or raw material or energy supplies or cost; the possibility that changes in market prices of our common stock or senior notes may affect our plans regarding de-leveraging or debt reduction activities; changes in interest or currency exchange rates, in competitive conditions or in inflation; the possibility of failure to satisfy conditions or milestones to, or occurrence of breach of terms of, our strategic alliances; the possibility that changes in financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; the possibility that we may not achieve the earnings estimates that we provide as guidance from time to time; the possibility that we may not complete our announced equity offering on the terms anticiapted by us or at all; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. Except as otherwise specifically noted, references to future cost savings are based on assumptions and are subject to limitations detailed in our filings with the SEC. The statements in this news release or any related discussions or calls shall not be deemed to constitute an admission as to any liability in connection with any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL
(Dollars in millions, except per share data)
(Unaudited)

2003 Estimated Net Income (Loss) and Earnings Per Share Reconciliation

	Actual Six Months Ended June 30, 2003	Estimated Year Ended December 31, 2003
Net income (loss) [($0.04) actual and $0.09-$0.14 estimated
range per diluted share, respectively]	$(2)	$6-9
Adjustments:
Restructuring	13	13
Gain on sale of discontinued operations	(1)	(1)
Income (loss) excluding adjustments [$0.17 actual and
$0.30-$0.35 estimated range per diluted share, respectively]	$10	$18-	21
Other (income) expense, net, net of tax	$(5)	$(5)
Income (loss) excluding restructuring charges, gain on sale
of discontinued operations and other (income) expense, net	$5	$13-	16
[$0.08 actual and $0.21-0.26 estimated range per diluted
share, respectively]

        The schedule above assumes weighted average outstanding shares of 61.8 million for the 2003 full year, 65.6 million shares for the 2003 third quarter and 67.6 million shares for the 2003 fourth quarter. The shares exclude those shares considered in the public offering announced on September 21, 2003.

        NOTE ON RECONCILIATION OF EARNINGS GUIDANCE DATA: Earnings guidance is provided on a GAAP basis assuming no change in interest rates or currency exchange rates and excluding restructuring charges, impairment losses, gain on sale of discontinued operations and other (income) expense, net. GTI does not forecast changes in interest or currency rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars), interest expense due to variable interest rates on a portion of GTI’s debt, and other expense (income), net, due to translation of currency gains and losses on intercompany loans or mark-to-market cost adjustments on interest rate swaps and caps. Some of these items are recorded in other expense (income), net. Other items included in other expense (income), net, are non-operational items that are non-recurring or otherwise not reasonably predictable. GTI expects to record restructuring charges of about $6 million, before tax, over the next 12-18 months; however, it cannot forecast the amount for any specific quarter or year. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, earnings guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation

	Sep - 03 Estimated	Dec - 03 Estimated

Long term debt	$690-700	$660-670
Short term debt	15-20	15-20

Total debt	705-720	675-690
Less:
Fair value of hedged debt obligation	0	0
Unamortized bond premium	5	5
Cash and cash equivalents	5-10	5-10

Net debt	$695-$705	$665-675

        NOTE ON NET DEBT RECONCILATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the consolidated financial statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value of hedged debt obligations (which are interest rate swaps that have been marked-to-market) because they currently represent an asset with an offsetting non-cash obligation recorded as a component of long-term debt on the consolidated balance sheet. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured bank credit facilities. GTI does not forecast the fair value of hedged debt obligation.